PTC Announces Q1 Results

Issues Q2 Guidance and Full Fiscal Year 2009 Targets

NEEDHAM, Mass.— January 27, 2009 -- PTC (Nasdaq: PMTC), The Product Development Company®, today reported results for its fiscal first quarter ended January 3, 2009.

Highlights

•	Q1 Results: Revenue of $240.4 million and non-GAAP EPS of $0.15
o	GAAP EPS of $0.04

•	Q2 Guidance: Revenue of $220 to $230 million and non-GAAP EPS of $0.04 to $0.10
o	GAAP EPS loss of $0.10 to $0.19
o	Includes $15 to $20 million restructuring charge to reduce operating expenses

•	FY 2009 Targets: Revenue of $960 million with non-GAAP EPS of $0.90
o	GAAP EPS of $0.43 to $0.49
o	20% non-GAAP operating margin for H2’09

The Q1 non-GAAP results exclude $10.5 million of stock-based compensation expense, $8.5 million of acquisition-related intangible asset amortization expenses and $6.2 million of related income tax effects. The Q1 results include a non-GAAP tax rate of 19%, a GAAP tax benefit rate of 89% and approximately 117 million diluted shares outstanding.

Computer-Based Training Product Reclassification

Beginning in FY2009, PTC is reclassifying its computer-based training product related sales previously recorded as Services revenue to License and Maintenance revenue to better align with how these training products are sold to customers. This will not affect total revenue, operating margin or net income. However, the reclassification will result in a shift of approximately $20 million of revenue annually from Services to License and Maintenance (primarily License). Revised historical results which reflect this reclassification are included in the Financial and Operating Metrics document available on our website. All results and forward-looking comments provided in this document are in accordance with the reclassified reporting structure.

Q1 Results & Outlook

C. Richard Harrison, president and chief executive officer, commented, “We delivered $240 million of revenue in Q1 compared to $241 million in the year ago period. This performance reflects a $20 million, or 29%, decrease in license revenue compared to Q1’08 inclusive of a $2 million unfavorable currency impact. Our total revenue was up 2% on a constant currency basis, reflecting the growth of our maintenance and services businesses as well as 2 months of additional revenue contribution from CoCreate, which we acquired on November 30, 2007. On an organic constant currency basis, our total revenue was down 3%, or approximately $7 million, compared to last year.”

“Our pipeline for new business opportunities remains strong,” continued Harrison. “We are, however, experiencing lengthening lead times and reduced spending on large deals and our reseller channel is also being impacted by softening end-market demand. Recognizing that the margin for error is greater than it has historically been due to the uncertainties of the current environment, we are currently expecting FY’09 revenue of approximately $960 million, with Q2 revenue in the range of $220 million to $230 million.”

Harrison added, “Our technology is winning in significant competitive benchmarks and we remain very optimistic about the long-term opportunity for PTC. We intend to continue to make strategic investments we believe are critical to gaining market share and improving operating profitability over the longer-term, including improving the breadth and competitiveness of our product portfolio, expanding our reseller channel and developing an ecosystem of strategic services partners.”

Neil Moses, chief financial officer, commented, “Balancing the long-term market opportunity with the severity of the global economic situation, we began to take actions in Q1 to reduce our operating expenses, including reducing our rate of hiring, postponing annual merit increases and reducing travel expenses. In Q2 we will be taking a $15 million to $20 million restructuring charge as we continue to take actions to reduce our operating expenses. We expect all of these actions to reduce our original operating expense plan for FY’09 by approximately $50 million and are currently expecting to deliver 15% non-GAAP operating margins for the full fiscal year.”

Moses concluded, “We are well positioned to weather this economic storm with $227 million of cash and an additional $156 million available on our revolving credit facility. In addition, we expect to generate more than $100 million in operating cash flow this year which we intend to use to pay down our outstanding debt of $74 million by the end of FY’09 and to buy back our stock. We remain committed to accelerating our organic growth rate and expanding our non-GAAP operating margins into the mid-twenty percent range over the longer-term.”

The Q2 guidance assumes a non-GAAP tax rate of 25% and a GAAP tax provision of 30%, which is a benefit on a loss before tax that includes a one-time tax benefit of approximately $7 million. The Q2 non-GAAP guidance excludes approximately $10 million of stock-based compensation expense, $9 million of acquisition-related intangible asset amortization expenses, $15 million to $20 million of restructuring related expense and the related income tax effects.

The FY’09 guidance assumes a non-GAAP tax rate of 25% and a GAAP tax benefit rate of 30%. The FY’09 non-GAAP guidance excludes approximately $46 million of stock-based compensation expense, $35 million of acquisition-related intangible asset amortization expense, $15 million to $20 million of restructuring related expense and the related income tax effects.

Q1 Earnings Conference Call and Webcast

NOTE: Supplemental financial and operating metric information and prepared remarks for the conference call will be posted to the investor relations section of our website simultaneous to the press release after the market closes on Tuesday, January 27. The prepared remarks will not be read live; the call will be primarily Q&A.

When:	Wednesday, January 28, 2009 at 8:30 a.m. Eastern Time

Dial-in:	1-888-566-8560 or 1-517-623-4768
Call Leader: Richard Harrison with Passcode: PTC

Webcast:	http://www.ptc.com/for/investors.htm

    Replay:   The audio replay of this event will be archived for public replay until 4:00 p.m. on
                   February 2, 2009 at 1-866-434-5264 or 1-203-369-1006. To access the replay via webcast, please visit http://www.ptc.com/for/investors.htm.

Important Information About Non-GAAP References

PTC provides non-GAAP supplemental information to its financial results. Non-GAAP operating expenses, margin and EPS exclude stock-based compensation expense, amortization of acquired intangible assets, acquired in-process research and development expenses, restructuring charges, and the related tax effects of the preceding items and any one-time tax items, such as valuation allowance reversals. PTC provides this non-GAAP information to facilitate period-to-period comparisons of its operational performance by adjusting for certain non-cash and certain episodic expenses. We believe that providing non-GAAP measures affords investors a view of our operating results that may be more easily compared to peer companies. PTC management also uses this and other non-GAAP financial information to evaluate, manage and plan our business because the information provides additional insight into ongoing financial performance. In addition, compensation of our executives is based in part on the performance of our business based on these non-GAAP measures. However, non-GAAP information should not be construed as an alternative to GAAP information as the items excluded from the non-GAAP measures often have a material impact on PTC’s financial results. Management uses, and investors should use, non-GAAP measures in conjunction with our GAAP results.

About PTC

PTC (Nasdaq: PMTC) provides discrete manufacturers with software and services to meet the globalization, time-to-market and operational efficiency objectives of product development. Using the company’s CAD, and content and process management solutions, organizations in the Industrial, High-Tech, Aerospace and Defense, Automotive, Consumer and Medical industries are able to support key business objectives and create innovative products that meet both customer needs and comply with industry regulations. For more information on PTC, please visit www.ptc.com.

Statements in this news release that are not historic facts, including statements about our fiscal 2009 expectations, financial targets, anticipated tax rates and cash flows, the expected impact of our planned strategic investments on our future success, the expected effect of our operating expense reduction efforts on future results, and our ability to successfully generate cash at the level we expect, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the possibility that our customers may further reduce, defer or forego investment in our solutions in the current economic climate, the possibility that we will experience a shortfall in revenue that causes us to decrease or eliminate planned strategic investments in our business or to defer or forego repurchases of our stock or repayment of our outstanding debt, the possibility that our efforts to reduce our operating expenses may not have the effects we expect and could harm our operations, and the possibility that we may be unable to draw from our revolving credit facility when or to the extent we decide to do so. In addition, our assumptions concerning our future GAAP and non-GAAP effective income tax rates are based on estimates and other factors that could change, including the geographic mix of our revenue, expenses (including restructuring charges) and profits and loans and cash repatriations from foreign subsidiaries. Other risks and uncertainties that could cause actual results to differ materially from those projected are detailed from time to time in reports we file with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K.

PTC, The Product Development Company, and all other PTC product names and logos are trademarks or registered trademarks of Parametric Technology Corporation or its subsidiaries in the United States and in other countries. All other companies referenced herein are trademarks or registered trademarks of their respective holders.

(continues)

PARAMETRIC TECHNOLOGY CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended
	January 3,	December 29,
	2009	2007

Revenue:
License	$50,502	$70,975
Service	189,889	170,267
Total revenue	240,391	241,242

Costs and expenses:
Cost of license revenue(1)	7,584	4,805
Cost of service revenue(1)	75,741	70,980
Sales and marketing(1)	79,862	71,028
Research and development(1)	48,361	41,548
General and administrative(1)	21,437	23,551
Amortization of acquired intangible assets	3,868	2,893
In-process research and development	--	1,887
Restructuring charges	--	9,685
Total costs and expenses	236,853	226,377

Operating income	3,538	14,865
Other income (expense), net	(1,071)	1,606
Income before income taxes	2,467	16,471
Provision for (benefit from) income taxes	(2,192)	6,591
Net income	$4,659	$9,880
Earnings per share:
Basic	$0.04	$0.09
Weighted average shares outstanding	114,555	113,680
Diluted	$0.04	$0.08
Weighted average shares outstanding	117,356	118,087

(1)	The amounts in the tables above include stock-based compensation as follows:

	Three Months Ended
	January 3,	December 29,
	2009	2007

Cost of license revenue	$14	$--
Cost of service revenue	2,255	2,347
Sales and marketing	2,908	2,867
Research and development	2,258	2,270
General and administrative	3,096	3,119
Total stock-based compensation	$10,531	$10,603

PARAMETRIC TECHNOLOGY CORPORATION
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended
	January 3,	December 29,
	2009	2007
GAAP revenue	$240,391	$241,242
Fair value adjustment of acquired CoCreate deferred maintenance revenue	--	1,237
Non-GAAP revenue	$240,391	$242,479

GAAP operating income	$3,538	$14,865
Fair value adjustment of acquired CoCreate deferred maintenance revenue	--	1,237
Stock-based compensation	10,531	10,603
Amortization of acquired intangible assets included in cost of license revenue	4,668	2,954
Amortization of acquired intangible assets included in cost of service revenue	8	17
Amortization of acquired intangible assets	3,868	2,893
In-process research and development	--	1,887
Restructuring charge	--	9,685
Non-GAAP operating income	$22,613	$44,141

GAAP net income	$4,659	$9,880
Fair value adjustment of acquired CoCreate deferred maintenance revenue	--	1,237
Stock-based compensation	10,531	10,603
Amortization of acquired intangible assets included in cost of license revenue	4,668	2,954
Amortization of acquired intangible assets included in cost of service revenue	8	17
Amortization of acquired intangible assets	3,868	2,893
In-process research and development	--	1,887
Restructuring charge	--	9,685
Income tax adjustments (1)	(6,202)	(8,076)
Non-GAAP net income	$17,532	$31,080

GAAP diluted earnings per share	$0.04	$0.08
Stock-based compensation	0.09	0.09
All other items identified above	0.02	0.09
Non-GAAP diluted earnings per share	$0.15	$0.26

Weighted average shares outstanding - diluted	117,356	118,087

1.	Reflects the tax effect of non-GAAP adjustments above.

PARAMETRIC TECHNOLOGY CORPORATION
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	January 3,	September 30,
	2009	2008

ASSETS

Cash and cash equivalents	$226,933	$256,941
Accounts receivable, net	185,007	201,509
Property and equipment, net	57,526	55,253
Goodwill and acquired intangibles, net	581,305	587,537
Other assets	251,921	248,333

Total assets	$1,302,692	$1,349,573

LIABILITIES AND STOCKHOLDERS' EQUITY

Deferred revenue	$261,775	$258,295
Borrowings under revolving credit facility	74,036	88,505
Other liabilities	266,645	300,248
Stockholders' equity	700,236	702,525

Total liabilities and stockholders' equity	$1,302,692	$1,349,573

PARAMETRIC TECHNOLOGY CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended
	January 3,	December 29,
	2009	2007

Cash flows from operating activities:
Net income	$4,659	$9,880
Stock-based compensation	10,531	10,603
Amortization of acquired intangible assets	8,544	5,864
Depreciation and other amortization	6,251	6,071
In-process research and development	--	1,887
Accounts receivable	23,439	38,100
Accounts payable and accruals (1)	(26,033)	(30,119)
Deferred revenue	(8,730)	(16,417)
Other	(4,237)	(5,314)
Net cash provided by operating activities	14,424	20,555

Capital expenditures	(8,172)	(4,830)
Acquisitions of businesses, net of cash acquired (2)	(8,362)	(262,285)
Proceeds from (payments of) debt, net	(13,265)	205,000
Repurchases of common stock	(9,581)	--
Other investing and financing activities	(491)	(6,946)
Foreign exchange impact on cash	(4,561)	23

Net change in cash and cash equivalents	(30,008)	(48,483)
Cash and cash equivalents, beginning of period	256,941	263,271
Cash and cash equivalents, end of period	$226,933	$214,788

(1)	Includes accounts payable, accrued expenses, and accrued compensation and benefits.
(2)	Acquisitions of businesses:
a.	The quarter ended January 3, 2009 includes $7 million for our acquisition of Synapsis and $1 million for a contingent purchase price earned during the quarter related to a prior acquisition.
b.	The quarter ended December 29, 2007 includes $248 million for our acquisition of CoCreate and $14 million for two other businesses, net of cash acquired.